UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FIRST DEFIANCE FINANCIAL CORP.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on

APRIL 28, 2020

and

PROXY STATEMENT

601 Clinton Street

Defiance, Ohio 43512

(419) 782-5015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 28, 2020

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (“Annual Meeting”) of First Defiance Financial Corp. (“First Defiance”) will be held on April 28, 2020, at 1:00 p.m., Eastern Time. The Annual Meeting will be an entirely virtual meeting. That means you can attend the Annual Meeting online, vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/fdef2020. The Annual Meeting will be held for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

(1)	To elect five (5) directors;

(2)	To consider and approve a non-binding advisory vote on First Defiance’s executive compensation;

(3)	To consider and vote on a proposal to ratify the appointment of Crowe LLP as the independent registered public accounting firm for First Defiance for the year 2020; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed March 4, 2020, as the voting record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. Only those shareholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment.

BY ORDER OF THE BOARD OF DIRECTORS

Donald P. Hileman,

Chief Executive Officer

March 16, 2020

Defiance, Ohio

Your vote on these matters is important, regardless of the number of shares you own. In order to ensure that your shares are represented, I urge you to promptly execute and return the enclosed form of Proxy or submit your Proxy by telephone or Internet.

PROXY STATEMENT

601 Clinton Street

Defiance, Ohio 43512

2020 ANNUAL MEETING OF SHAREHOLDERS

April 28, 2020

GENERAL

This Proxy Statement is being furnished to shareholders of First Defiance Financial Corp. (“First Defiance,” “FDEF,” the “Company,” “we,” “us,” or “our”). Our Board of Directors (the “Board”) is soliciting proxies to be used at our 2020 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, April 28, 2020, at 1:00 p.m., Eastern Time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. The Annual Meeting will be an entirely virtual meeting. That means you can attend the Annual Meeting online, vote your shares electronically and submit questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/fdef2020. Be sure to have your 12-Digit Control Number to enter the Annual Meeting. We began mailing this Proxy Statement to the shareholders of First Defiance on or about March 19, 2020.

Our policy is to send a single annual report and proxy statement to multiple shareholders of record that share the same address, unless we receive instructions to the contrary. However, each shareholder of record will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you wish to receive a separate annual report and proxy statement, you may request it by writing to us at the above address. If you wish to discontinue householding entirely, you may contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you receive multiple copies of the annual report and proxy statement, you may request householding by contacting Broadridge Financial Solutions as noted above. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 30, 2019

The Proxy Statement for the 2020 Annual Meeting of Shareholders and the 2019 Annual Report to Shareholders, which includes the Form 10-K for the year ended December 31, 2019, are both available at www.proxyvote.com using your 12-Digit Control Number and may also be obtained upon written request to First Defiance Financial Corp., Jude J. Nohra, Secretary, 601 Clinton Street, Defiance, Ohio 43512.

ATTENDING THE ANNUAL MEETING

We will be hosting the Annual Meeting live via the Internet. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Any shareholder can attend the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/fdef2020.

•	Webcast starts at 1:00 p.m., Eastern Time.

•	Shareholders may vote and submit questions while attending the Annual Meeting on the internet.

•	Please have your 12-Digit Control Number to enter the Annual Meeting.

•	Instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/fdef2020.

•	Questions regarding how to attend and participate via the internet may be answered by calling 1-855-449-0991 on the day before the Annual Meeting or the day of the Annual Meeting.

•	Webcast replay of the Annual Meeting will be available until April 29, 2021.

PROXIES

Your proxy, if properly submitted and not revoked prior to its use, will be voted in accordance with the instructions you give. Properly submitted proxies that do not contain voting instructions and that are not “broker non-votes” will be voted (1) FOR the director nominees identified in Proposal 1 herein, (2) FOR the approval of our executive compensation, (3) FOR the ratification of the appointment of Crowe LLP (“Crowe”) as our independent registered public accounting firm for 2020 and (4) in accordance with the best judgment of the persons appointed as proxies upon the transaction of such other business as may properly come before the Annual Meeting. You may revoke your proxy at any time before it is exercised by (i) filing written notice of revocation to be received prior to voting at the Annual Meeting with our Secretary, Jude J. Nohra, at 601 Clinton Street, Defiance, Ohio 43512; (ii) submitting a valid proxy bearing a later date that is received prior to voting at the Annual Meeting; or (iii) attending the Annual Meeting online and giving notice of revocation to the Secretary. Attending the Annual Meeting will not, by itself, revoke a previously given proxy. The proxies we are soliciting will only be exercised at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

VOTING RIGHTS

Only our shareholders of record at the close of business on March 4, 2020 (the “Voting Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On the Voting Record Date, there were 37,666,170 common shares issued and outstanding. We have no other class of equity securities outstanding that are entitled to vote at the Annual Meeting. The presence, either in person or by proxy, of at least a majority of our outstanding shares entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted in determining the presence of a quorum.

REQUIRED VOTE

You are entitled to cast one vote for each share owned. Below are specifics regarding the vote requirement for each proposal:

For Proposal 1, the election of directors at the Annual Meeting, director nominees will be elected by a plurality of the votes cast. Our Articles of Incorporation do not permit shareholders to cumulate votes in the election of directors. Abstentions and broker non-votes will not affect the plurality vote required to elect directors.

Proposal 2 to approve our executive compensation and Proposal 3 to ratify the appointment of Crowe each requires that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Because abstentions will not be counted as votes cast at the Annual Meeting, they will not affect either of these proposals. Similarly, broker non-votes will not affect Proposal 2. Proposal 3 is a “discretionary” item, so it will not have broker non-votes.

Because the proposals to approve our executive compensation and ratify the appointment of Crowe as our independent registered public accounting firm are advisory, they will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of votes when considering future executive compensation arrangements. Further, if the appointment of Crowe is not ratified by the shareholders, the Audit Committee may re-consider its selection of Crowe as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Proposals 1-2 are not “discretionary” items. If your shares are held in “street name,” you must provide instructions to your brokerage firm in order to cast a vote on these proposals. The ratification of the appointment of Crowe is considered a “discretionary” item, so your brokerage firm may vote in its discretion on your behalf if you do not furnish voting instructions.

OUR DIRECTOR NOMINEES AND CONTINUING DIRECTORS

You are being asked to vote on the election of five (5) director nominees listed below. We also included some relevant information on our continuing directors. Detailed information about each nominee’s and continuing director’s background, skills and expertise can be found under Proposal 1 – Election of Directors.

Name	Age	Independent	Audit	Compensation	Executive	Nominating & Governance	Risk Management
Director Nominees
Lee Burdman	56	✓		✓			✓
Jean A. Hubbard	61	✓		✓		✓
Charles D. Niehaus	60	✓				✓	✓
Mark A. Robison	55	✓	✓
Richard J. Schiraldi	65	✓	✓		✓	✓

Continuing Directors
Marty E. Adams	67	✓		✓	✓	✓
Louis M. Altman	51	✓	✓
Zahid Afzal	57						✓
Terri A. Bettinger	52	✓		✓			✓
John L. Bookmyer	55	✓			✓
Donald P. Hileman	67				✓		✓
Gary M. Small	59				✓		✓
Samuel S. Strausbaugh	56	✓	✓		✓

CORPORATE GOVERNANCE HIGHLIGHTS

We believe that sound principles of corporate governance are the hallmark of long-term growth and profitability. Our governance policies are designed to promote independent and diverse consideration of our business and risk management strategies, with the goal of achieving robust returns for our shareholders.

Board and Governance Information
Size of Board	13
Number of Independent Directors	10
Average Age of Directors	58.5
Board Meetings Held in 2019	7
Director Terms	3 years
Majority Voting in Director Elections	Yes
Separate Chair and CEO	Yes
Number of Times Independent Directors Meet without Management (excluding executive sessions during Committee meetings)	2
Annual Board Evaluations	Yes
Annual Chairman of the Board Evaluation	Yes
Board Orientation and Continuing Education	Yes
Codes of Conduct for Directors, Officers and Employees, which includes confidentiality policies	Yes
Board Enterprise Risk Management Committee	Yes
Stock Ownership Guidelines for Directors and Executive Officers	Yes
Robust Anti-Hedging and Pledging Policies	Yes
Strong Recoupment (“Clawback”) Policy	Yes

PROPOSAL 1

Election of Directors

Composition of the Board

On January 31, 2020, First Defiance acquired United Community Financial Corp. (“UCFC”) (the “Merger”) in accordance with the terms of the previously disclosed Agreement and Plan of Merger (the “Merger Agreement”), dated September 9, 2019, between First Defiance and UCFC. Immediately prior to the closing of the Merger on January 20, 2020, the board of directors of First Defiance (the “Board”) accepted the resignation of each of Robert E. Beach, Dr. Douglas A. Burgei, Thomas K. Herman, Barbara A. Mitzel, and Thomas A. Reineke from the Board and appointed six directors designated by UCFC to the Board, in each case subject to and effective upon the closing of the Merger.

Since the closing of the Merger, the Board has been comprised of seven members of the Board of First Defiance prior to the Merger (consisting of Donald P. Hileman, John L. Bookmyer, Terri A. Bettinger, Jean A. Hubbard, Charles D. Niehaus, Mark A. Robison and Samuel S. Strausbaugh) and the six directors designated by UCFC (consisting of Gary M. Small, Richard J. Schiraldi, Marty E. Adams, Zahid Afzal, Louis M. Altman and Lee Burdman).

Currently, the Board consists of 13 directors and is divided into three classes, with Class I having four members, Class II having four members and Class III having five members. The directors are elected by class to serve a three-year term. The terms of the three classes expire at successive annual meetings so that the shareholders elect one class of directors at each annual meeting. Each of the directors of First Defiance is also a director of our wholly-owned banking subsidiary, First Federal Bank of the Midwest (“First Federal”).

The current composition of the Board is:

Directors whose terms expire at the Annual Meeting:	Lee Burdman Jean A. Hubbard Charles D. Niehaus Mark A. Robison Richard J. Schiraldi

Directors whose terms expire at the 2021 annual meeting:	Marty E. Adams Donald P. Hileman Gary M. Small Samuel S. Strausbaugh

Directors whose terms expire at the 2022 annual meeting:	Zahid Afzal Louis M. Altman Terry A. Bettinger John L. Bookmyer

We will elect five directors at the Annual Meeting. The director nominees standing for election at the Annual Meeting are Mr. Burdman, Ms. Hubbard, Mr. Niehaus, Mr. Robison and Mr. Schiraldi. Those nominees elected to the Board at the Annual Meeting will serve until our annual meeting in 2023, and until each such person’s successor is duly elected and qualified. If any of the five nominees should become unable or unwilling to stand for election at the Annual Meeting, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board. We have no reason to believe that any of the director nominees for election named in this Proposal 1 will be unable or unwilling to serve. Each director nominee has consented to act as a director if elected.

The Board has determined that each of Marty E. Adams, Louis M. Altman, Zahid Afzal, Terri A. Bettinger, John L. Bookmyer, Lee Burdman, Jean A. Hubbard, Charles D. Niehaus, Mark A. Robison, Richard J. Schiraldi and Samuel S. Strausbaugh is “independent” under the rules of The NASDAQ Stock Market LLC (“NASDAQ”). In assessing the independence of directors and the director nominees, the Board considered the business relationships between First Defiance and its directors or their affiliated businesses, other than ordinary banking relationships. Where business relationships other than ordinary banking relationships existed, including those disclosed under “Related Person Transactions” below, the Board determined that none of the relationships between First Defiance and their affiliated businesses impaired the directors’ or director nominees’ independence because the amounts involved were immaterial to the directors or to those businesses when compared to their annual income or gross revenues. Although Mr. Afzal is “independent” under the rules of NASDAQ, the Board has determined he is not “independent” due to his prior position as Executive Vice President and Chief Operating Officer of UCFC.

Your Board Recommends That You

Vote FOR The Five Nominees Listed Below.

Nominees for Election at this Annual Meeting:

Lee Burdman	Age:	56

	Director Since:	2020

	Business Experience and Specific Qualifications:

Co-Founder and Managing Partner of Redstone Investments, a development, management and acquisitions company focused on shopping center development, headquartered in Youngstown, OH; Former director of UCFC and Home Savings Bank from April 2011 to January 2020; Former director of a local community bank and the local bank’s regional successor following its merger. Mr. Burdman has expertise that will contribute to the Board, including experience and expertise in owning, managing and developing real estate, commercial real estate lending, financial literacy and executive management.

	Committee Memberships:	Compensation; Risk

Jean A. Hubbard	Age:	61

	Director Since:	2008

	Business Experience and Specific Qualifications:

Corporate Treasurer and Business Manager Ohio since 2003 of The Hubbard Company, a printing and office supply company located in Defiance, Ohio; Senior Vice President and Human Resource Director, Rurban Financial Corp., from 1998 to 2003. Ms. Hubbard offers financial and business expertise through her work as corporate treasurer. Ms. Hubbard also provides the Board with insight regarding employee and human resource issues from her experience at Rurban.

	Committee Memberships:	Compensation; Governance and Nominating

Charles D. Niehaus	Age:	60

	Director Since:	2014

	Business Experience and Specific Qualifications:

Member and Managing Partner of Niehaus Kalas Hinshaw Ltd., Attorneys at Law, in Toledo, Ohio, since 2007. Mr. Niehaus has provided legal representation to corporate and business clients for over 25 years on a wide range of business issues including the representation of financial institutions in formation, acquisitions, bank litigation, shareholder matters and regulatory compliance. He brings extensive experience in the legal and financial services areas and provides valuable guidance and insight with respect to strategy and compliance.

	Committee Memberships:	Risk (Chair); Governance and Nominating

Mark A. Robison	Age:	55

	Director Since:	2018

	Business Experience and Specific Qualifications:

President of Brotherhood Mutual Insurance Company headquartered in Fort Wayne, Indiana, since 2007 and Chairman of the Board of Brotherhood Mutual since 2009. Prior to his promotion to President of Brotherhood Mutual Insurance Company, Mr. Robison served in various positions at Brotherhood Mutual since 1994, including as Assistant Vice President of Finance. As a successful leader of a national company, Mr. Robison adds valuable leadership experience to the Board.

	Committee Memberships:	Audit

Richard J. Schiraldi	Age:	65

	Director Since:	2020

	Business Experience and Specific Qualifications:

Former director of the Board of Directors of UCFC (from 2002 to January 2020) and Chairman and director of the Board of Directors of Home Savings Bank (from 2005 to January 2020); Partner, Cohen & Company, Certified Public Accountants in Youngstown, Ohio (1990 to December 2016); Director of Tax Operations in Youngstown, Ohio office of Cohen & Company (1983 to 2003); CPA, Touche Ross; Owner and Director of Sequoia Financial Group, LLC, which provides services including financial planning, asset management, insurance sales, estate planning and employee retirement design and implementation. Mr. Schiraldi’s skills and qualifications developed by Mr. Schiraldi throughout his 33 years as a CPA as well as his experience as the owner and manager of privately held businesses and director of numerous not-for-profit entities enable him to contribute significant insight to the Board in the areas of strategic planning, tax, accounting and financial, local community affairs and leadership.

	Committee Memberships:	Governance and Nominating (Chair); Audit; Executive

Continuing Directors With Terms Expiring at the 2021 Annual Meeting:

Marty E. Adams	Age:	67

	Director Since:	2020

	Business Experience and Specific Qualifications:

President of Marty Adams Consulting, LLC; Managing Member of Strategic Value Bank Partners, LLC; Director of First National Bank of America; Former Director of PVF Capital Corp. (“PVF”); Former director of UCFC and Home Savings Bank (2013 to January 2020); Former director and Interim Chief Executive Officer of Park View Federal Savings Bank (“Park View Bank”), subsidiary of PVF; Former Chairman, Director and Chief Executive Officer of Sky Financial Group, Inc.; Former Director, President and Chief Operating Officer of Huntington Bancshares, Inc. Mr. Adams’ skills and qualifications that he has developed through more than 35 years of experience in the banking and financial services industries, as well as his service in significant public company leadership positions, enable him to contribute technical knowledge to the Board in nearly all operational areas of banking.

	Committee Memberships:	Compensation (Chair); Executive; Governance and Nominating

Donald P. Hileman	Age:	67

	Director Since:	2013

	Business Experience and Specific Qualifications:

Chief Executive Officer of First Defiance since January 1, 2014 and Chief Executive Officer of First Federal since January 1, 2015; President of First Defiance from January 1, 2014 until January 31, 2020; President of First Federal from 2014 until March 4, 2019; Executive Vice President and Chief Financial Officer of First Defiance and First Federal from 2009 through 2013; Interim Chief Financial Officer from October 2008 to March 2009; Chief Executive Officer of First Insurance since 2007. Prior to joining First Defiance, Mr. Hileman was Corporate Controller of Sky Financial Group, Inc. for 12 years. Mr. Hileman brings valuable experience and expertise to the Board from his work within financial institutions, as well as his knowledge and familiarity with First Defiance and its subsidiaries.

	Committee Memberships:	Executive; Risk

Gary M. Small	Age:	59

	Director Since:	2020

	Business Experience and Specific Qualifications:

President of First Defiance and First Federal; Former President, Chief Executive Officer and Director of UCFC and Home Savings (March 2014 to January 2020); Former Senior Executive Vice President and Chief Banking Officer for S&T Bank, located in Indiana, PA; Held various senior executive officer positions with Jackson Hewitt Tax Services, including Senior Vice President of Customer Operations and Chief Operating Officer; Former Executive Vice President and Regional Banking Group President for Huntington National Bank; Former Executive Vice President and Head of Regional Banking for Sky Financial Group; 20 years in a number of senior operating and financial roles with National City Corporation and its predecessor Merchants National Corporation, including four years as Executive Vice President and Retail Network Executive with responsibility for over 200 branch locations across the Midwest.

	Committee Memberships:	Executive; Risk

Samuel S. Strausbaugh	Age:	56

	Director Since:	2006

	Business Experience and Specific Qualifications:

President and Chief Executive Officer of Vrsus Assets, LLC, a digital case management platform firm for plaintiff attorneys, since June 2018; President, Chief Executive Officer and Chief Financial Officer of JB & Company, Inc., a roofing company, from 2011 to 2017; Former Co-President of Defiance Metal Products in Defiance, Ohio from September 2006 to November 2011; Chief Financial Officer of Defiance Metal Products from November 1998 to July 2006. Mr. Strausbaugh has important tactical and strategic skills that he has developed in management and executive positions with his prior employers. His experience with a growing company helps to inform the Board of Directors when considering future business opportunities.

	Committee Memberships:	Audit (Chair); Executive

Continuing Directors With Terms Expiring at the 2022 Annual Meeting:

Louis M. Altman	Age:	51

	Director Since:	2020

	Business Experience and Specific Qualifications:

Co-managing partner of the A. Altman Company, a full service real estate development firm for commercial, residential, office, medical and hotel properties, since 1999; Former director of UCFC and Home Savings (January 2017 to January 2020); Former director of Ohio Legacy Corp. (January 2010 to January 2018); Former Director of Premier Bank & Trust (February 2010 to January 2018); Former Director of Sky Bank; Former Regional Director of Western Reserve Region, Sky Bank. The attributes, skills and qualifications developed by Mr. Altman through his role as a director of financial institutions over the past 12 years and his broad experience in real estate development would benefit the Board due to his unique insight in the areas of financing, property management, acquisition, business development and leadership

	Committee Memberships:	Audit

Zahid Afzal	Age:	57

	Director Since:	2020

	Business Experience and Specific Qualifications:

Former Executive Vice President/Chief Operating Officer of UCFC and Home Savings Bank from March 2018 to January 2020; Former director of UCFC (2013 to February 2018) and Home Savings Bank (October 2013 to January 2020). Prior to joining Home Savings Bank, Mr. Afzal served as the Executive Vice President, Chief Operating Officer of Capital Bank Financial Corp. in Raleigh, North Carolina, from October 2013 until November 2017. From March 2006 until February 2013, he was the Senior Executive Vice President, Chief Information Officer and Chief Operating Officer of Huntington National Bank

	Committee Memberships:	Risk

Terri A. Bettinger	Age:	52

	Director Since:	2018

	Business Experience and Specific Qualifications:

Deputy Director and Chief Information Officer for the Ohio Department of Aging; Owner of VCIO Services, LLC, an executive consulting company; Chief Information Officer of Franklin County Data Center in Columbus, Ohio (February 2015 to October 2017). Prior to that time, Ms. Bettinger led North America Fund Services Technology for the Global Financial Services Group at Citigroup Inc. from April 2009 to February 2015. Ms. Bettinger spent 20 years in the banking and financial services industry, and her successful career in the delivery of valuable technology solutions provides beneficial knowledge to the Board in the area of technological growth and innovation.

	Committee Memberships:	Compensation; Risk

John L. Bookmyer	Age:	55

	Director Since:	2005

	Business Experience and Specific Qualifications:

Chief Executive Officer of Pain Management Group located in Findlay, Ohio since January 2009; Former Chief Operating Officer of Blanchard Valley Health System in Findlay, Ohio, from August 1995 until December 2008. Mr. Bookmyer is a Certified Public Accountant in Ohio and has extensive experience in oversight, leadership and financial matters from his roles at all entities. He is also very familiar with the needs of the region through his interactions with community hospitals and businesses.

	Committee Memberships:	Executive (Chair)

Board Leadership Structure

In accordance with our regulations, the Board elects our chairman of the Board (sometimes referred to as the “Chairman”) and Chief Executive Officer (sometimes referred to as the “CEO”), and these positions are to be separate and held by different individuals. In the event the Chairman is not an independent director, it is the Board’s policy to designate from among the independent directors a “lead independent director.”

John L. Bookmyer was appointed Chairman of the Board on July 31, 2018. Mr. Schiraldi was appointed Vice Chairman of the Board effective January 31, 2020. As an independent, non-executive member of the Board, Mr. Bookmyer is able to participate as a permanent member of the Board’s Executive Committee and to preside over executive sessions of the Board, which are attended by only non-management directors. In addition, Mr. Bookmyer is an active liaison between management and our non-management directors and regularly confers with individual non-management directors concerning recent developments affecting the Company. Through the role of an active, engaged Chairman, the Board believes that its leadership structure is appropriately balanced between promoting our strategic development and preserving the Board’s management oversight function. In his role as Vice Chairman, Mr. Schiraldi attends executive committee meetings and performs the responsibilities of the Chairman in his absence. The Board also believes that its leadership structure has created an environment of open, efficient communication between the Board and management, enabling the Board to monitor and oversee those matters that may present significant risks to the Company and to maintain an active informed role in risk management.

Board Committees

The Board has five standing committees: Audit, Governance and Nominating, Compensation, Executive and Risk. The current members of our standing committees are named below:

Audit	Governance and Nominating	Compensation	Executive	Risk Committee
S.S. Strausbaugh#	Richard J. Schiraldi#	Marty E. Adams#	John L. Bookmyer#	C.D. Niehaus#
Louis M. Altman	Marty E. Adams	Terri A. Bettinger	Marty E. Adams	Zahid Azfal
Mark A. Robison	Jean A. Hubbard	Lee Burdman	Donald P. Hileman	Terri A. Bettinger
Richard J. Schiraldi	C.D. Niehaus	Jean A. Hubbard	Richard J. Schiraldi	Lee Burdman
			Gary M. Small	Donald P. Hileman
			S.S. Strausbaugh	Gary M. Small

# – Chairperson

Audit Committee

Meetings held in 2019: 5

2019 Committee Members

Members	Independent	Audit Committee Financial Expert
Samuel S. Strausbaugh (Chair)	✓	✓
John L. Bookmyer	✓	✓
Jean A. Hubbard	✓
Mark A. Robison	✓

2020 Committee Members

Members	Independent	Audit Committee Financial Expert
Samuel S. Strausbaugh (Chair)	✓	✓
Louis M. Altman	✓
Mark A. Robison	✓
Richard J. Schiraldi	✓	✓

The Audit Committee is responsible for: (i) the appointment of our independent registered public accounting firm; (ii) review of the external audit plan and the results of the auditing engagement; (iii) review of the internal audit plan and results of the internal audits; (iv) review of reports issued by our Compliance Officer; (v) review of the effectiveness of our system of internal control, including review of the process used by management to evaluate the effectiveness of the system of internal control; and (vi) oversight of our accounting and financial reporting practices. The Audit Committee has adopted a written charter setting forth these responsibilities, a copy of which is posted on our website at http://www.fdef.com under the link “Governance

Documents.” The Board has determined that Richard J. Schiraldi and Samuel S. Strausbaugh each have the attributes listed in the definition of “audit committee financial expert” set forth in Item 407(d)(5)(ii) of Regulation S-K and in the NASDAQ listing requirements. All of the Audit Committee members are considered “independent” for purposes of NASDAQ listing requirements and meet the NASDAQ standards for financial sophistication.

Governance and Nominating Committee

Meetings held in 2019: 3

2019 Committee Members

Members	Independent
Thomas A. Reineke (Chair)	✓
Douglas A. Burgei	✓
Thomas K. Herman	✓
Barbara A. Mitzel	✓
Charles D. Niehaus	✓
Mark A. Robison	✓

2020 Committee Members

Members	Independent
Richard J. Schiraldi (Chair)	✓
Marty E. Adams	✓
Jean A. Hubbard	✓
Charles D. Niehaus	✓

The Governance and Nominating Committee was established by the Board to ensure that the Board is appropriately constituted and conducts its affairs in a manner that will best serve the Company’s interests and those of our shareholders. Specific duties of the Committee include administering our conflict of interest policy/code of ethics, monitoring the Board’s continuing education and self-assessment process, nominating directors to the Board, and conducting an annual assessment of the Board as a whole, including an assessment of Board composition and committee assignments. The Governance and Nominating Committee develops, with management, the materials discussed and presented at the board strategic planning meeting. The Governance and Nominating Committee maintains a robust process for succession planning for the CEO as well as for other executive-level positions. The Governance and Nominating Committee maintains both an emergency plan and a long-range succession plan. The plans are reviewed at least annually by the Governance Committee. The Governance and Nominating Committee has adopted a written charter setting forth its responsibilities, a copy of which is posted on our website at http://www.fdef.com under the link “Governance Documents.”

Pursuant to the Merger Agreement, at the effective time of the Merger, First Defiance’s Code of Regulations was amended and restated to provide that the Board would consist of 13 directors: (i) Mr. Hileman, Mr. Bookmyer and five other persons who served as directors of First Defiance or First Federal immediately prior to the effective time of the Merger Agreement (the “First Defiance related directors”) and (ii) Mr. Small, Mr. Schiraldi, and four other persons who served as directors of UCFC or Home Savings Bank immediately prior to the effective time of the Merger Agreement (the “UCFC related directors”). If, prior to the second anniversary of the “succession date” (as defined in the Code of Regulations), which will be between January 1, 2021, and June 30, 2021, any of the initial Class I, II or III directors ceases to serve as a director for any reason or does not stand for reelection, the vacancy will be filled by the Board with an individual selected by the UCFC related directors (if such director was a UCFC related director) or the First Defiance related directors (if such director was a First Defiance related director) in good faith in a manner intended to preserve the principles of representation in the Code of Regulations, provided that such individual is reasonably agreeable to the Governance and Nominating Committee in accordance with the good faith execution of its duties.

The Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having business experience, and exhibiting high moral character. Although the Committee does not have a formal diversity policy in place, the Committee seeks to promote a diverse set of viewpoints and business experience in the Board’s membership. The Committee retains the right to modify these minimum qualifications from time to time as circumstances dictate. The Committee has a general process for choosing nominees, which process considers both incumbent directors and new candidates. In evaluating an incumbent director whose term of office is set to expire, the Committee reviews such director’s overall service to us during his or her term, including attendance at meetings, participation and quality of performance. If the Committee chooses to evaluate new director candidates, the Committee uses its network of contacts to compile a list of potential candidates. Then, the Committee determines whether such candidates are independent, which determination is based upon applicable securities laws. Finally, the Committee meets to discuss and consider all candidates’ qualifications and then chooses those candidates who will be proposed as director nominees to the full Board. The Governance and Nominating Committee considers the following criteria in proposing director nominees to the full Board: (1) independence; (2) high personal and professional ethics and integrity; (3) ability to devote sufficient time to fulfilling duties as a director; (4) impact on diversity of the Board, including skills and other factors relevant to our business; and (5) overall experience in business, education, and other factors relevant to our business.

Our shareholders may also make nominations for candidates for director to the Governance and Nominating Committee, provided that notice of such nomination is given in writing to our Secretary not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The notice must set forth the name, age, business address and residence address (if available) of the nominee and the number of shares that are beneficially owned by the nominee. Also, the shareholder making the nomination must promptly provide any other information reasonably requested by the Governance and Nominating Committee. This Committee does not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, when evaluating a candidate who was recommended by a shareholder. No director nominations were received from shareholders for the election of directors at the Annual Meeting.

Compensation Committee

Meetings held in 2019: 3

2019 Committee Members

Members	Independent
Jean A. Hubbard (Chair)	✓
Terri A. Bettinger	✓
Douglas A. Burgei	✓
John L. Bookmyer	✓
Samuel S. Strausbaugh	✓

2020 Committee Members

Members	Independent
Marty E. Adams (Chair)	✓
Terri A. Bettinger	✓
Lee Burdman	✓
Jean A. Hubbard	✓

The Compensation Committee is responsible for overseeing our compensation programs, including base salaries, long-term incentive compensation, equity-based compensation, perquisites and benefit plans. The Committee also administers the process for evaluating our Chief Executive Officer and recommends to the Board the compensation for directors (including committee member and committee chair’s fees, equity-based awards and other similar items, as appropriate). The Committee uses the services of an independent executive compensation consulting firm, Pay Governance, to fulfill its responsibilities for evaluating and establishing the compensation program for the Company’s executive officers. In 2018, the Committee engaged Pay Governance to review and analyze our executive compensation program, including salaries for our directors, CEO, CFO and other key executives, to provide a study of comparative compensation data derived from the Company’s peer group and to advise the Committee on developing governance trends among such peer group. Pay Governance reports directly to the Compensation Committee and serves at the discretion of the Committee, although the CEO has consulted directly with Pay Governance regarding the compensation of executives among our peer group in recommending 2019 salaries for our remaining executive officers. The Committee has the sole authority to appoint, compensate and oversee Pay Governance, including responsibility for evaluating Pay Governance’s independence and establishing its fees and retention terms. In retaining Pay Governance for fiscal year 2019, the Committee assessed Pay Governance’s independence pursuant to the applicable rules of the Securities and Exchange Commission and determined that Pay Governance’s services for the Compensation Committee did not raise any conflict of interest. In addition, Pay Governance did not provide any additional services to the Company other than the services to the Compensation Committee in fiscal year 2019. Further description of the Compensation Committee’s responsibilities and the role of Pay Governance in determining executive compensation is set forth under “Compensation Discussion and Analysis” below. The Compensation Committee has adopted a written charter setting forth its responsibilities, a copy of which is posted at http://www.fdef.com under the link “Governance Documents.” All of the Compensation Committee members are considered “independent” for purposes of NASDAQ listing requirements.

Executive Committee

Meetings held in 2019: 3

2019 Committee Members

Members	Independent
Robert E. Beach	✓
Terri A. Bettinger	✓
John L. Bookmyer	✓
Douglas A. Burgei	✓
Thomas K. Herman	✓
Donald P. Hileman
Jean A. Hubbard	✓
Barbara A. Mitzel	✓
Charles D. Niehaus	✓
Thomas A. Reineke	✓
Mark A. Robison	✓
Samuel S. Strausbaugh	✓

2020 Committee Members

Members	Independent
John L. Bookmyer (Chair)	✓
Marty E. Adams	✓
Donald P. Hileman
Richard J. Schiraldi	✓
Gary M. Small
Samuel S. Strausbaugh	✓

The Executive Committee generally has the power and authority to act on behalf of the Board between scheduled meetings unless specific Board action is required or unless otherwise restricted by our Articles of Incorporation or Code of Regulations or by action of the Board. As Chairman of the Board, Mr. Bookmyer serves as Chairman of the Executive Committee.

Risk Committee

Meetings held in 2019: 4

2019 Committee Members

Members	Independent
Charles D. Niehaus (Chair)	✓
Robert E. Beach	✓
Terri A. Bettinger	✓
Thomas K. Herman	✓
Jean A. Hubbard	✓
Donald P. Hileman

2020 Committee Members

Members	Independent
Charles D. Niehaus (Chair)	✓
Zahid Azfal
Terri A. Bettinger	✓
Lee Burdman	✓
Donald P. Hileman
Gary M. Small

The Risk Committee was established by the Board of Directors to assist the Board in fulfilling its oversight responsibilities with regard to the risk appetite of the Company and the risk management and compliance framework and the governance structure that support the Company. The Risk Committee has adopted a written charter setting forth these responsibilities, a copy of which is posted on the Company’s website at http://www.fdef.com under the link “Governance Documents.”

Compensation Committee Interlocks and Insider Participation

Mr. Bookmyer, Ms. Hubbard, Ms. Bettinger and Mr. Strausbaugh served on the Compensation Committee during 2019. There were no Compensation Committee interlocks or insider (employee) participation during 2019.

Board and Board Committee Meetings

Our Board holds regular meetings each quarter. First Federal’s Board of Directors meets twice each quarter. Special meetings of the Boards are held from time to time as needed. There were seven meetings of the Board of Directors of First Defiance and eight meetings of the Board of Directors of First Federal held during 2019. All of our directors attended at least 75% of the total number of meetings of the Board of Directors of First Defiance or First Federal, as applicable, and meetings held by all committees of the Board on which the director served during 2019.

Neither the Board nor the Corporate Governance Committee has implemented a formal policy regarding director attendance at our annual shareholder meetings. In 2019, eleven out of twelve of our then incumbent directors attended the annual meeting.

Non-management directors met two times in executive session in 2019.

Director Compensation

The table below provides information concerning our director compensation for the fiscal year ended December 31, 2019. Employee directors are not paid for Board service. Each non-employee director received an annual retainer of $35,000 in 2019, except that the non-employee Chairman received a retainer of $60,000. The Company pays directors $14,000 of the annual retainer in First Defiance stock and the remainder in cash. The Company uses a 20-day average stock price when calculating the number of shares to be issued. Committee chairs received an additional annual retainer as follows: (1) Audit Committee – $5,000; (2) Compensation Committee – $5,000; (3) Risk Committee – $5,000; and (4) Governance and Nominating Committee – $3,500. In addition, each non-employee director received $750 for each board meeting attended for either First Defiance or First Federal. Mr. Robison, Mr. Beach and Mr. Burgei were also directors of First Insurance Group of the Midwest, Inc., and they received $500 for each First Insurance board meeting attended. Non-employee directors also received compensation for each committee meeting attended as follows: (1) Audit Committee – $500; (2) Compensation Committee – $500; (3) Select Strategic Committee meetings – $1,500; and (4) other First Defiance and First Federal Board committees – $500.

Our directors may defer their retainer and/or meeting fees payable to them under the First Defiance Deferred Compensation Plan. The returns on the amounts deferred are dependent on the investment elections made by the director. The directors’ choices include a number of mutual funds and an account of our common shares. Returns under the plan are calculated to mirror these elections. Because these earnings are denominated in our shares or mutual fund equivalents, such earnings are not considered to be preferential or above market and are not reported in the table below. Also, no director received perquisites or personal benefits with an aggregate value exceeding $10,000.

The Board has set ownership guidelines for the Board and executive management. The guideline for each Board member is ownership equal to a value of 5 times the annual retainer of $35,000 in shares of First Defiance. The Company allows for the payment of directors fees in either cash or stock at the election of the individual director.

2019 Director Compensation

Director	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Total ($)
Beach, Robert E.	$42,250	$14,104	$56,354
Bettinger, Terri A.	$40,250	$14,104	$54,354
Bookmyer, John L.	$64,750	$14,104	$78,854
Burgei, Douglas A.	$42,683	$14,104	$56,787
Herman, Thomas A.	$38,750	$14,104	$52,854
Hubbard, Jean A.	$46,750	$14,104	$60,854
Mitzel, Barbara A.	$39,750	$14,104	$53,854
Niehaus, Charles D.	$45,750	$14,104	$59,854
Reineke, Thomas A.	$38,700	$14,104	$52,804
Robison, Mark A.	$38,750	$14,104	$52,854
Strausbaugh, Samuel S.	$43,500	$14,104	$57,604

(a)

The following directors elected to have a portion of the fees reported in this column paid in FDEF shares instead of cash: Mr. Herman – 1,340 shares were awarded instead of $38,750; Mr. Niehaus – 1,578 shares were awarded instead of $45,750; and Mr. Reineke – 1,337 shares were awarded instead of $38,700.

(b)

During 2019, each non-employee director who was a director as of April 30, 2019, was granted an award of restricted shares on such date. The amounts reported for such awards in this column represent the aggregate grant date fair value of the shares granted to each non-employee computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (“FASB ASC Topic 718”) using the closing price of the FDEF common stock on the award date.

Communication with Directors

The Board has adopted a process by which shareholders may communicate with the directors. Any shareholder wishing to do so may write to the Board at our principal business address – 601 Clinton St., Defiance, Ohio 43512. Any shareholder communication so addressed will be delivered unopened to the director or a member of the group of directors to whom it is addressed, or to the Chairman if addressed to the Board.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines as a framework to assist the Board in exercising its responsibilities. These Guidelines address expectations of the Board in performing its duties and reflect its ongoing efforts to enhance its effectiveness and corporate governance. These Guidelines will be periodically reviewed and modified as deemed appropriate by the Board. The Guidelines can be found on the Company’s website at http://www.fdef.com under the link “Governance Documents.”

Board’s Role in Strategic Planning

Our Board has the legal responsibility for overseeing our affairs and, thus, an obligation to keep informed about our business and strategies. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise independently its decision-making authority on matters of importance to us. Acting as a full Board and through its standing committees, the Board is fully involved in our strategic planning process.

Each year, typically in September, senior management and the Board hold an extended meeting to focus on corporate strategy. This session involves presentations from management and input from the directors regarding the assumptions, priorities and strategies that will form the basis for management’s operating plan and strategy for the coming year. At subsequent meetings, the Board continues to review our progress against the strategic plan and to exercise oversight and decision-making authority regarding strategic areas of importance and revise the strategic plan as necessary. The role the Board plays is inextricably linked to the development and review of our strategic plan. Through these procedures, the Board, consistent with good corporate governance practices, encourages our long-term success by exercising sound and independent business judgment on the strategic issues that are important to our business.

Board’s Role in Risk Oversight

The Board’s function of overseeing risk is handled primarily by the Risk Committee. The Chief Risk Officer works with management as well as internal and external auditors to determine and evaluate significant risks that we may be taking and communicates those findings directly to the Risk Committee. The Risk Committee is focused on identifying, quantifying, and minimizing our risks. The Risk Committee believes that by involving both management and auditors in this important process, it is best able to perform its function. First Federal also has a standing Officer Risk Management Committee, Compliance Committee, Information Technology Steering Committee and Asset Review Committee that meet regularly to provide structure and input into our Risk Management Process. The minutes and findings of these committees are presented to the Risk Committee.

EXECUTIVE OFFICERS

The following table sets forth the name of each current executive officer, other than Mr. Hileman and Mr. Small, whose information is set forth above, and the principal position and offices he or she holds with First Defiance or First Federal.

Name	Information about Executive Officer
Vince J. Liuzzi

Executive Vice President, Chief Banking Officer. Prior to his current role, Mr. Liuzzi was President of First Federal from March 2019 to January 2020. Prior to joining First Federal, Mr. Liuzzi served as Executive Vice President, Chief Banking Officer of DNB First, N.A., located in Philadelphia, Pennsylvania, from 2013 to May 23, 2018. Prior to his time at DNB First, he served as Executive Vice President, Region President of Philadelphia for Wells Fargo & Company from 2009 to 2013. Mr. Liuzzi is 53.

Paul D. Nungester, Jr.

Executive Vice President and Chief Financial Officer. Prior to his current role, Mr. Nungester was Executive Vice President, Director of Finance and Accounting from July 2018 to April 2019. Prior to joining First Defiance, Mr. Nungester was at Welltower Inc., a real estate investment trust, where he served in various positions since 2001: Senior Vice President and Controller from January 2012 to May 2018, including to transition his role from March 20, 2018 until May 15, 2018; Vice President and Controller from March 2006 to January 2012; and Controller from September 2002 to March 2006. Mr. Nungester is 46.

Jude J. Nohra

Executive Vice President, General Counsel and Director of Enterprise Risk Management. Prior to his current role, Mr. Nohra was General Counsel and Secretary of UCFC from July 2009 to January 2020, Executive Vice President—Corporate Governance, General Counsel and Secretary of Home Savings Bank from June 2013 to January 2020. He served as Senior Vice President, General Counsel and Secretary of Home Savings Bank from July 2009 until June 2013. Mr. Nohra served as Secretary of the UCFC and Vice President, General Counsel and Secretary of Home Savings Bank from June 2004 until July 2009. Before joining the UCFC, Mr. Nohra served as an associate attorney for Squire, Sanders & Dempsey, L.L.P. (now known as Squire Patton Boggs) for approximately five years where he practiced in the firm’s corporate department and financial services practice group. Mr. Nohra is 51.

Sharon L. Davis

Executive Vice President, Chief Human Resources Officer. Prior to her current role, Ms. Davis was Director of Human Resources of First Defiance and First Federal from November 2015 to January 2020. Prior to joining First Defiance, Ms. Davis was Senior Vice President and Human Resources Director at First Community Bank from October 2007 to November 2015. Prior to that, she served as an Assistant Vice President, Senior Human Resources Business Partner for BBVA Compass. Ms. Davis is 38.

Name	Information about Executive Officer
Dennis E. Rose, Jr.

Executive Vice President and Chief Operations Officer and Director of Strategy Management. Prior to his current role, Mr. Rose served as Director of Strategy Management from January 2017 to January 2020, and has served as Executive Vice President, Head of Business Banking since 2013 and Executive Vice President, Chief Operations Officer since 2001. Mr. Rose joined First Federal in 1996 and served as Corporate Controller until 2001. Mr. Rose is 51.

Matthew T. Garrity

Executive Vice President, Chief Lending Officer. Prior to his current role, Mr. Garrity Mr. Garrity served on the Home Savings Bank Board from February 2018 through January 2020, and was Executive Vice President, Commercial Lending and Credit Administration of Home Savings Bank from June 2013 to January 2020. Prior to that time, Mr. Garrity served as Senior Vice President and Chief Credit Officer of Home Savings Bank from June 2009 until June 2013. Mr. Garrity served as Senior Vice President – National City Capital Markets Investment Banking in Cleveland, Ohio from 2008 until he joined Home Savings. Prior to that, Mr. Garrity served as National City Corporation’s Deputy Chief Credit Officer – Northern Ohio Credit Administration in Cleveland, Ohio from 2007 until 2008, and Senior Vice President/Senior Portfolio Manager in Cleveland, Ohio from 2005 until 2007. Mr. Garrity is 53.

Douglas R. Young

Senior Vice President and Chief Information Officer. Prior to his current role, Mr. Young was the Chief Information Officer at Home Savings bank from March 2016 through January 2020. Before joining UCFC and Home Savings Bank, Mr. Young was employed with JP Morgan Chase as an Executive Director and Chief Operating Officer within the Global IT Infrastructure organization from February 2012 until March 2016. Previously, he held roles as Chief Information Officer at First Place Financial Corp and Business Area Chief Information Officer at KeyBank. Mr. Young is 62.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee (the “Committee”) has made under those programs and the factors considered in making those decisions. This CD&A focuses on the compensation of our named executive officers (“Named Executive Officers” or “NEOs”) identified in the Summary Compensation Table below.

2019 Performance Summary

Our goal is to continue to be a high-performing community-focused financial institution, meeting or exceeding the 75th percentile of our peers in key financial measures. Compensation is a key component of attracting talent to our organization that will enable us to reach this goal.

The Merger closed on January 31, 2020, creating a $6.3 billion financial services company with branches and loan production offices located within a five state area. Although the Merger will impact performance measurements on a go-forward basis, on a stand-alone basis in 2019, First Defiance continued its trend of strong annual performance results.

•	Reported our seventh consecutive year of record GAAP diluted earnings per common share, an increase of 10% from 2018.

•	Achieved strong growth in loans and deposits of 9.35% and 9.52% respectively:

•	Achieved a high return on average assets of 1.50%:

•	Improved our efficiency ratio to 60.08% and

•	Reduced non-performing assets by 33%

For the three-year period ending December 31, 2019, our cumulative growth in earnings per share was 55%. Our performance was driven by a strong three-year average return on assets of 1.38%, and our successful execution of our organic and acquisition growth strategies. By emphasizing growth opportunities in our metro markets, our three-year compounded growth in assets was 11.87% with organic growth of 7.62%. Over this same three-year period, First Defiance shares posted a total return to shareholders of 32.98%.

Compensation Philosophy and Objectives

The Board believes the most effective executive compensation program is one that rewards the achievement of specific annual, long-term and strategic goals that are established in conjunction with strategic planning initiatives and the long-term objective of maximizing shareholder value. Consistent with that philosophy, our executive compensation packages include both cash and stock-based compensation that reward performance as measured against predetermined goals. The Committee evaluates our executive compensation program to ensure that it is sufficiently competitive to enable us to attract and retain qualified employees in key positions. Total compensation commensurate with the median compensation paid to similarly situated executives of peer companies, both overall and by component is generally what the Committee considers competitive.

The Board encourages ownership of FDEF shares by executive management in order to align with shareholders, which is why a significant part of each NEO’s compensation package is paid in equity. The Committee also has established share ownership guidelines for executives as follows:

CEO and President	3 times base salary
CFO	2 times base salary
All other executive officers	1.5 times base salary

Advisory Vote on Executive Compensation

At our 2019 annual meeting, our shareholders approved holding annual votes on our executive compensation. The feedback provided by our shareholders through this advisory vote, in addition to investor feedback we receive through the Company’s shareholder engagement throughout the year, provides invaluable information to the Board and the Committee. Because of the value that we place on investor feedback, the Company strives to maintain open communication with its shareholders, including through participation at investor conferences. In 2019, executive management participated in several meetings with institutional investors, including hosting an investor visit at the Company’s offices, which was arranged by Sandler O’Neill, as well as by participating in several key investor conferences throughout the year, including the Sandler O’Neill East Coast Financial Services Conference in Florida, the KBW Community Bank Investor Conference in New York City and the Raymond James U.S. Bank Conference in Chicago. During these various conferences and communications with investors, no concerns regarding our executive compensation philosophy or programs were raised. The Company had one-on-one meetings with approximately 30 individual institutional investors over the course of the year. The Company encourages open dialogue on all governance matters. Further, at our 2019 annual meeting, our shareholders approved our executive compensation with more that 96% of the votes cast in favor, indicating that shareholders are strongly supportive of our executive compensation program. Even though the resolution to approve First Defiance’s executive compensation is not binding, the Committee considered this overwhelming shareholder support for our existing executive compensation program and, as a result, the Committee made no significant changes to executive compensation during 2019 (other than Merger related changes, as described in this CD&A). The Committee will continue to monitor shareholder approval levels going forward, including variation, if any, from prior years in connection with the opposition of Institutional Shareholder Services (“ISS”) to certain Merger related compensation decisions, The Board’s reasoning with respect to such decisions is set forth below under the heading “Merger-Related Impacts.”

Roles of the Committee and Chief Executive Officer in Compensation Decisions

The Committee makes all compensation decisions for the Company’s executive officers. The CEO makes compensation recommendations to the Committee for all NEOs other than himself.

2019 Executive Compensation Components

For the fiscal year ended December 31, 2019, the principal components of compensation for our NEOs were:

•	Base salary;

•	Short-term cash incentive compensation;

•	Long-term equity incentive compensation;

•	Retirement benefits; and

•	Perquisites and other personal benefits.

In the latter part of 2018, the Committee engaged an independent compensation consultant, Pay Governance to perform an analysis of compensation for our directors, CEO, CFO and other key executives. In conducting this analysis, Pay Governance independently developed competitive data for base salaries, short-term incentives, total cash compensation (sum of salary and bonus), long-term incentives, equity compensation and total direct compensation (sum of cash compensation and long-term incentives) from: (1) proxies and SEC filings of select peer banks ranging in asset size from $1.3 billion to $6.2 billion, with a median asset size of $3.1 billion, (2) other industry surveys, and (3) the consulting experience of Pay Governance. The work also included an analysis of the structure of First Defiance’s pay program relative to typical market practices for base pay, short term incentive and long term incentive compensation. The data indicated that First Defiance’s approach to incentive compensation measures reflects that of other banks surveyed. First Defiance’s short term and long term incentive plans cap awards at 150% of target opportunity, which is consistent with approximately half of the regional, high performing and other banks surveyed.

In 2018, the Committee and management agreed with the peer group recommended by Pay Governance to evaluate the appropriateness of the compensation package for each of First Defiance and First Federal’s officers, including the NEOs, and to evaluate the relative performance measures for the long-term incentive compensation payable under the First Defiance Financial Corp. and Affiliates Incentive Compensation Plan (the “Incentive Compensation Plan”). The peer group utilized for setting 2019 compensation was:

•	1st Source Corp., South Bend, IN

•	City Holding Co., Charleston, WV

•	Civista Bancshares, Inc., Sandusky, OH

•	CNB Financial Corp., Clearfield, PA

•	Community Trust Bancorp, Inc., Pikeville, KY

•	Farmers National Banc Corp., Canfield, OH

•	Financial Institutions Inc., Warsaw, NY

•	First Financial Bancorp., Terre Haute, IN

•	German American Bancorp Inc., Jasper, IN

•	Horizon Bancorp, Michigan City, IN
•	Lakeland Financial Corp., Warsaw, IN

•	LCNB Corp., Lebanon, OH

•	Macatawa Bank Corp., Holland, MI

•	Mercantile Bank Corp., Grand Rapids, MI

•	MutualFirst Financial, Inc., Muncie, IN

•	Peoples Bancorp Inc., Marietta, OH

•	Republic Bancorp Inc., Louisville, KY

•	Stock Yards Bancorp, Inc., Louisville, KY

•	Summit Financial Group Inc., Moorefield, WV

•	United Community Financial Corp., Youngstown, OH

Compared to the peer group utilized in setting 2018 compensation, Farmers Capital Bank, Independent Bank and Merchants Bancorp. were removed and 1st Source, City Holding Civista, LCNB Corp and Macatawa Bank were added as a result of the criteria for peers outlined above.

Base Salary

We provide our NEOs and other employees with a base salary to compensate them for services rendered during the fiscal year. The base salary for each of the Named Executive Officers is generally determined at the beginning of the year.

Based upon Pay Governance’s aforementioned 2018 analysis of peer group compensation practices the Committee considered the CEO’s performance review, the 2018 performance of the Company and the cost of living increase in deciding to increase Mr. Hileman’s salary from $472,000 to $495,000 for 2019.

Base salaries for NEOs other than the CEO are determined based upon recommendations made by the CEO. In making a recommendation for 2019 salaries, the CEO compared the base salary levels of the other NEOs with data from the ABA Compensation & Benefits Survey, the OBL Bank Compensation and Benefits Survey, the Crowe LLP Compensation Survey and internal pay grades. The CEO also consulted with Pay Governance regarding median levels of the peer group. In light of these considerations, Mr. Hileman recommended salary increases for 2019 for the other NEOs ranging from 0% to 6%. After evaluating a number of factors, including performance evaluations, the individual executive’s skills, competencies and experience, and the importance of the executive’s role to the Company, the Committee approved Mr. Hileman’s recommendations.

Performance-Based Incentive Compensation

The Board believes that a significant amount of executive compensation should be performance-based because it aligns with shareholder interests, enables attraction and retention of executive talent, balances risk with rewards and supports the long-term performance goals of the Company. Therefore, under the Incentive Compensation Plan, we have created opportunities for certain employees to earn short-term and long-term incentive compensation in the form of cash and equity in the Company based on the level of achievement of performance goals that the Committee establishes each year. In general, for each incentive award, the Committee establishes a threshold, target and maximum payout based upon the level of achievement of respective performance goals. If the threshold performance level is not achieved, the payout percentage for that component of the award is zero. If the performance level for a component is between threshold and target or between the target and maximum, the payout percentage is prorated based upon linear interpolation.

In 2018, the Committee, in consultation with Pay Governance, granted awards for 2019 under the Incentive Compensation Plan to allow selected participants to earn a specified percentage of base salary upon attainment of incentive targets established by the Committee for 2019. With respect to our NEOs, incentive awards included a short-term award payable in cash that was based on the Company’s 2019 performance, and long-term equity incentive awards that were based on the Company’s performance for the three – year period from 2019 to 2021. Both short-term and long-term awards can payout between 0% and 150% of the target opportunity. Specific payout amounts and performance criteria for these incentive awards are discussed below.

2019 Short-Term Executive Incentive Compensation. As authorized under the Incentive Compensation Plan, the Company may grant short-term incentive compensation to key officers, including the NEOs. At the end of the performance period, these short-term incentive compensation awards are payable in cash based upon the level of achievement with respect to the specified annual performance goals. The goals for each Named Executive Officer are established in conjunction with the Board’s and management’s expectations for the year and weighted for each officer based on the officer’s role within the Company.

For 2019, the performance goals for the short-term incentive compensation award for the NEOs included three common goals: Earnings Per Share, Efficiency Ratio, and Deposit Growth. The Board believes that Earnings Per Share measures the Company’s profitability consistent with shareholder interests, Efficiency accentuates controlling expenses, and Deposit Growth reflects the organic expansion of our business. The 2019 Earnings Per Share, Efficiency and Deposit Growth targets both reflect expected improvement from 2018 targets.

The related payout percentages of the bonus potential for the common goals are described below:

Award Component	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Actual Performance	Payout Percentage
Earnings Per Share (1)	$2.26	$2.38	$2.50	$2.54	150.00%
Efficiency Ratio (2)	61.96%	59.86%	57.76%	59.20%	115.75%
Deposit Growth	4.42%	7.42%	10.42%	9.52%	135.00%

(1)	Actual attained level for earnings per share excludes the impacts of the accounting for Merger related charges.
(2)	Actual attained level for efficiency ratio excludes the impact of the accounting for Merger related charges

In addition, for 2019, the performance goals for Mr. Reisner and Ms. Davis included an individual performance goal component based on their respective roles and responsibilities in the Company. The criteria for Mr. Reisner’s performance were focused on the performance of the Risk Management Group, for Ms. Davis the criteria focused on the performance of the Human Resources team.

The relative weighting of the goals for each Named Executive Officer is described below:

Award Formula Component	Donald P. Hileman	Kevin T. Thompson	Paul D. Nungester	John R. Reisner	Sharon L. Davis	Dennis E. Rose
		Component Weighting
Earnings Per Share	40.00%	40.00%	40.00%	25.00%	28.33%	40.00%
Efficiency Ratio	30.00%	30.00%	30.00%	25.00%	28.33%	30.00%
Deposit Growth	30.00%	30.00%	30.00%	25.00%	28.34%	30.00%
Individual Assigned Goals	0.00%	0.00%	0.00%	25.00%	15.00%	0.00%
Total	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

In 2019, the NEOs exceeded the Threshold level of performance in all award components of performance. The Committee reviewed the components and earned payouts and certified the cash payouts at the adjusted level for the short-term incentive compensation. The short-term incentive payouts for the NEOs ranged between 34% and 61% of base salary.

The 2019 target short-term incentive compensation component and actual bonus payout as approved by the Committee for the NEOs is set forth below:

Executive Officer	2019 Target Bonus Potential and Awards
	(% of Base Salary)	Target	Actual Payout
Donald P. Hileman	45%	$222,750	$301,214
Kevin T. Thompson (1)	35%	$88,378	$21,823
Paul D. Nungester	35%	$94,500	$127,788
John R. Reisner	35%	$74,334	$92,096
Sharon L. Davis	35%	$61,620	$81,336
Dennis E. Rose	25%	$44,717	$60,469

(1)	Mr. Thompson retired from his role as CFO on April 30, 2019. As a result, his actual payout amount was prorated.

2019 Long-Term Executive Incentive Compensation. In addition to the short-term incentive compensation awards, the Committee may also grant long-term incentive compensation awards under the Incentive Compensation Plan. These long-term awards are intended to reward certain executives for increasing the value of the Company through sustained future growth and profitability. At the beginning of a three-year performance period, awards are made in restricted stock units (“RSUs”). Through April 2018, these RSUs were issued under our 2010 Equity Incentive Plan and subsequently under our 2018 Equity Incentive Plan. At the end of such three-year performance period, First Defiance’s performance is evaluated and each whole or fractional RSU entitles the officer to receive one FDEF common share on the date the RSU is settled. In the first quarter of 2019, the Committee established long-term incentive compensation awards for certain executives, including the NEOs, with a three-year performance period. With respect to these awards, we entered into two Performance-Based Restricted Stock Unit Award Agreements with each of the NEOs: the 2019 Long-term Incentive Equity Plan and the 2019 Long-term Equity Asset Growth Plan, the components of which are described below. The Long-term Equity Asset Growth Plan was established by the Committee as an additional performance goal or “kicker” goal applicable to the long-term incentive compensation awards based upon the achievement of growth in total assets, consistent with the Company’s strategic growth objectives. Upon the achievement of this additional goal, the Committee may grant, within its sole discretion, to each Named Executive Officer an additional payout of from 10% to 25% of the target bonus potential under the long-term incentive compensation awards. Pursuant to these agreements, each officer was awarded an amount of RSUs equal to 100% of the maximum payout under each of the Long-term Incentive Equity Plan and the Long-term Equity Asset Growth Plan. Each plan has a separate maximum level which, in the aggregate, is equal to the maximum long-term incentive compensation component of the Incentive Compensation Plan. The number of RSUs granted under these Plans was calculated by taking the maximum incentive payout dollar value for each plan and dividing by the 20-day average share closing price as of December 31, 2018. Under each of these Performance-Based Restricted Stock Unit Award Agreements, if the officer’s employment terminates for any reason (except for certain circumstances as described in the Award Agreement that has special vesting schedules for death, disability, retirement and change in control) prior to the end of the applicable performance period, the officer forfeits all of the RSUs subject to the target award for that and any subsequent performance period.

Under the 2018 Equity Plan, the 2019-2021 long-term incentive compensation award target for each of the NEOs, is set forth below:

Executive Officer	Bonus Potential Dollar Amount (1)
	(% of Base Salary)	Target	Maximum
Donald P. Hileman	45%	$222,750	$334,125
Kevin T. Thompson	35%	$88,378	$132,567
Paul D. Nungester	35%	$94,500	$141,750
John R. Reisner	35%	$74,334	$111,501
Sharon L. Davis	35%	$61,620	$92,430
Dennis E. Rose	25%	$44,717	$67,076

(1)

The amount of the Target award potential is based on the number of shares determined by multiplying the base salary by the target percentage of base salary divided by the average stock price of the 20 trading days prior to the grant date ($25.42). The amount of the Maximum award potential is 150% of the Target award potential.

Under the 2018 Long-term Incentive Equity Plan, the awards granted in 2019 have the same payout percentages and components as the awards granted in 2018, and utilize the same peer group established by the Committee as set forth above under the heading “2019 Executive Compensation Components.” The applicable performance criteria and weighting for the 2019-2021 performance period are as described below:

Award Formula Component	Threshold (33% Payout)	Target (66% Payout)	Maximum (100% Payout)
Return on Assets (50% weighting)	30th Percentile	50th Percentile	75th Percentile
EPS Growth (50% weighting)	30th Percentile	50th Percentile	75th Percentile

Under the 2018 Equity Plan, the Equity Asset Growth Plan for the 2019-2021 period, the long-term incentive compensation award target for each of the NEOs is set forth below:

	2019 Base Salary	% of Base Salary	Target LTIP Award	Max 25% of LTIP Target	Kicker Maximum $ Amount	20 Day Avg Stock Price	Maximum Share Award
Donald P. Hileman	$495,000	45%	$222,750	25%	$55,688	$25.42	2,191
Kevin T. Thompson	$252,508	35%	$88,378	25%	$22,094	$25.42	869
Paul D. Nungester	$270,000	35%	$94,500	25%	$23,625	$25.42	929
John R. Reisner	$212,383	35%	$74,334	25%	$18,584	$25.42	731
Dennis E. Rose	$178,869	25%	$44,717	25%	$11,179	$25.42	440
Sharon L. Davis	$176,057	35%	$61,620	25%	$15,405	$25.42	606

(1)

The amount of the Maximum award potential is based on the number of shares determined by multiplying the base salary by the target percentage of base salary by 25% divided by the average stock price of the 20 trading days prior to the grant date ($25.42).

Under the 2018 Equity Plan, the Equity Asset Growth Plan awards granted in 2019 have the following asset levels and payout percentages as described below:

Award Component	Threshold (40% Payout)	Target (70% Payout)	Maximum (100% Payout)
Total Assets in 000s (100% weighting)	$3,800,000	$4,300,000	$4,700,000

	Grant Date Share Price	2019 Salary		LTIP Award	Max 25% of LTIP Target	Kicker Maximum $ Amount	20 Day Avg Stock Price	Maximum Share Award
Donald P. Hileman	$25.51	$495,000	45%	$222,750	25%	$55,688	$25.42	2,191
Kevin T. Thompson	$25.51	$252,508	35%	$88,378	25%	$22,094	$25.42	869
Paul D. Nungester	$25.51	$270,000	35%	$94,500	25%	$23,625	$25.42	929
John R. Reisner	$25.51	$212,383	35%	$74,334	25%	$18,584	$25.42	731
Dennis E. Rose	$25.51	$178,869	25%	$44,717	25%	$11,179	$25.42	440
Sharon L. Davis	$25.51	$176,057	35%	$61,620	25%	$15,405	$25.42	606

Achievement of the performance levels are determined by the Committee, in its sole discretion, using financial information filed with the Securities and Exchange Commission and other sources as available. The Committee reserves the right, in its sole discretion, to make such periodic adjustments as it determines appropriate to the peer group.

For the 2017 long-term incentive compensation awards with a performance period that ended on December 31, 2019, the relative weighting of each target and the related payout percentage of the bonus potential are described below:

Award Formula Component	Threshold (30th Percentile)	Target (50th Percentile)	Maximum (70th Percentile)	Actual Attained Level	Payout Percentage
Return on Assets 2017-2019 three-year average (50% weighting)	1.14%	1.23%	1.37%	1.38%	100.00%
EPS Growth for three years 2017 - 2019 (50% weighting)	53%	59%	84%	55%	60.76%
2017-2019 long-term performance incentive total weighted payout percentage					80.38%
2017-2019 long term asset growth component					8.27%
Total Long-term Incentive Settlement					88.65%

Executive Officer	Bonus Potential Dollar Amount
	% of Target Bonus		Threshold	% of Target Bonus		Maximum
Donald P. Hileman	10%		$20,250	25%		$50,625
Kevin T. Thompson	10%		$8,108	25%		$20,270
Paul D. Nungester (1)	N/	A	N/A	N/	A	N/A
John R. Reisner	10%		$6,819	25%		$17,409
Sharon L. Davis	10%		$5,692	25%		$14,231
Dennis E. Rose	10%		$4,202	25%		$10,505

(1)	The Named Executive was not employed at the time this award was granted.

No additional payout may be granted by the Committee for achievement of this additional performance goal if the Named Executive Officer has achieved the maximum potential payout under such individual’s long-term incentive compensation award based upon the primary performance criteria. The Committee, thus, may not award a payout for achievement of the additional performance goal if such payout would result in an overall payout above the maximum bonus potential. In addition, the Named Executive Officer must achieve the threshold level of performance under the primary performance criteria before being eligible to earn any payout based upon the asset growth performance goal.

For the 2017 long-term incentive compensation awards with a performance period ending on December 31, 2019, the payout percentage of the bonus potential under the additional performance goal, subject to achievement of threshold levels under the primary performance criteria and limited to the maximum bonus potential under the 2017 long-term incentive compensation awards, is described below:

Award Formula Component	Threshold	Target	Maximum	Actual Attained Level	Payout Percentage
Total Assets (in thousands)	$3,300,000	$3,800,000	$4,300,000	$3,469,000	12.54%

For the performance period 2017–2019 the combination of the performance-based portion and the asset growth portion total a payout of 88.65% of the maximum potential long-term award opportunity.

Merger Related Impacts

In connection with the Merger of UCFC with and into First Defiance, First Defiance entered into a new employment agreement with Mr. Hileman, effective as of the closing date of the Merger. The Board considered retention of Mr. Hileman a key priority to ensure a smooth transition through and beyond the close of the Merger and conversion. The Board believed that the execution of a new agreement and retention of Mr. Hileman was key to ensuring sufficient time to complete an orderly transition between Mr. Hileman and Mr. Small, who will serve as First Defiance’s next CEO, and to ensure a successful integration of the Merger. The new agreement sets forth the terms of Mr. Hileman’s continued service to First Defiance during a specified transition period following the Merger. In exchange for entering the new agreement and cancelling his prior agreement, Mr. Hileman is eligible to receive a special retention payment of $2.25 million that approximates the amount of the change-in-control severance payment under his prior agreement, which exact amount was not calculable as of execution because of uncertainty about the performance bonus payable for 2019. Mr. Hileman would have been able terminate his employment upon the closing of the Merger and collect the full change-in-control severance payment. Because of the Board’s commitment to ensuring the success of this succession plan, it further concluded that transforming the severance payment otherwise due into a retention payment for continuing service would best serve the interests of the Company and its shareholders. In recognition of the retention payment, the new agreement eliminates Mr. Hileman’s eligibility for future severance benefits in the event his employment is terminated other than limited insurance continuation benefits and acceleration of equity vesting.

Also in connection with the Merger, the Committee adopted amendments to outstanding equity award agreements that generally provide for accelerated vesting and settlement at the actual level of performance for the 2018 and 2019 portions of the awards, and at the target level of performance for the 2020 and 2021 portion of the awards. In recognition of the positive effects of the Merger, the Committee provided that the 2020 and 2021 portion of the awards outstanding under the Long-term Equity Asset Growth Plan should vest and settle at the maximum level of performance. The Merger resulted in a combined institution with total assets of $6.3 billion versus maximum levels of $4.45 billion under the 2020 portion and $4.7 billion under the 2021 portion of the Long-term Equity Asset Growth Plans. Future awards under the Long-term Equity Asset Growth Plan will be evaluated based upon the combined assets of First Defiance since the Merger. With respect to Mr. Hileman only, however, and in response to the say-on-pay response of our shareholders, Mr. Hileman’s outstanding RSUs were treated somewhat differently than other participants. The full vesting of his awards is specifically conditioned upon his continued service through the earlier of the date the Board appoints a successor CEO, or June 31, 2021.

Clawback Policy

The Board has adopted an incentive compensation clawback policy providing for a three-year review period of the Company’s reported results to ensure that incentive compensation for all executive officers (including the

NEOs) is based on accurate financial and operating data and the correct calculations of the attainment of performance goals. The policy allows the Company to recover incentive awards previously paid or awarded. A copy of this policy is posted on the Company’s website at http://www.fdef.com under the link “Governance Documents.”

Retirement Benefits

All of our employees, including the NEOs, are eligible to participate in the First Defiance Financial Corp. 401(k) Employee Savings Plan (the “Savings Plan”). The Savings Plan is a tax-qualified retirement savings plan pursuant to which all employees are able to contribute up to the limit prescribed by the Internal Revenue Service to the Savings Plan on a before-tax basis. We maintain a safe harbor plan that matches 100% of the first 3% of pay that is contributed to the Savings Plan plus 50% of the salary deferrals between 3% and 5% of compensation. All employee contributions to the Savings Plan are fully vested upon contribution, and our matching contribution is vested upon completion of a minimum service requirement. A restoration plan is maintained for Mr. Hileman, which provides for elective deferrals and matching contributions in excess of the Savings Plan caps. The matching contributions under the restoration plan in fiscal year 2019 are included in the All Other Compensation column of the Summary Compensation Table and reported under “Company Deferred Compensation Plan Contribution” in footnote 7 to the Summary Compensation Table.

In addition, the NEOs are eligible to participate in the First Defiance Deferred Compensation Plan, which allows deferral of up to 80% of their salary and up to 100% of short term incentive compensation. Investment options within the Deferred Compensation Plan reflect those in the Savings Plan and do not provide any guaranteed or enhanced investment returns. The Deferred Compensation Plan is discussed in further detail below under the heading “Executive Compensation – Nonqualified Deferred Compensation”.

Perquisites and Other Personal Benefits

We provide our NEOs with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain executive talent. The Committee periodically reviews the levels of perquisites and other personal benefits.

In 2019, we provided each of the NEOs, with the option to receive a $600 monthly automobile allowance. Only Ms. Davis and Mr. Rose exercised the option. Each NEO is eligible, upon relocation, to receive reimbursement for certain reasonable expenses associated with the costs of such relocation. On a case by case basis, the Company considers reimbursement requests for country club and other social organization membership for its senior officers, including the NEOs, for certain business purposes. We also offer an Executive Group Life Post-Separation Plan, which provides death benefits equal to two times the executive’s base salary. Mr. Hileman and Mr. Rose participate in the Executive Group Life Post-Separation Plan. The plan is closed to new participants.

The value of these perquisites is included in the All Other Compensation column of the Summary Compensation Table.

Employment and Change in Control Agreements

We have employment or change of control agreements with certain key employees, including the NEOs. These agreements include provisions for severance payments upon a change of control and are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the NEOs is provided under the heading “Executive Compensation – Potential Payments Upon Termination or Change in Control” below.

Section 162(m)

Section 162(m) of the Internal Revenue Code generally prohibits us from claiming a deduction on our federal income tax return for compensation in excess of $1,000,000 paid in a given fiscal year to certain current and former executive officers. While the Committee carefully considers the net cost and value to First Defiance of maintaining the deductibility of all compensation, it also desires the flexibility to reward NEOs and other key employees in a manner that enhances First Defiance’s ability to attract and retain individuals, as well as to create longer term value for shareholders. Thus, income tax deductibility is only one of several factors the Committee considers in making decisions regarding First Defiance’s compensation program.

The Board of Directors has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers. The Board of Directors may authorize compensation that might not be deductible, and may modify compensation that was initially intended to be exempt from Section 162(m), if it determines that such compensation decisions are in the best interests of the Company and its shareholders.

CEO Pay Ratio

Beginning with the proxy statement for the 2018 Annual Meeting and for each annual meeting thereafter, we are required to disclose the median of the total compensation of the Company’s employees, excluding the Company’s CEO, for the last completed fiscal year, the annual total compensation of the Company’s CEO for the last completed fiscal year and the ratio between the foregoing compensation amounts. We identified the median employee by examining the 2019 total federal taxable compensation through December 31, 2019, for all individuals, excluding our CEO, who were employed by us on November 29, 2019 (whether employed on a full-time, part-time, or seasonal basis). For such employees, we did not make any assumptions, adjustments, or estimates with respect to total federal taxable compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2019. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table on page 35 of this Proxy Statement.

For fiscal year 2019, the annual total compensation of our CEO was $1,102,434 and the annual total compensation for the median employee was $39,112, resulting in a ratio of 28.19:1.0.

COMPENSATION COMMITTEE REPORT

First Defiance’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and our annual report on Form 10-K.

Marty E. Adams, Chairman

Jean A. Hubbard

Lee Burdman

Terri A. Bettinger

March 10, 2020

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2019, 2018 and 2017. The Named Executive Officers include those persons serving as our CEO and CFO during 2019 and our four other most highly compensated executive officers.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(5)	Non-Equity Incentive Plan Compen- sation ($)(6)	All Other Compen- sation ($)(7)	Total ($)
Donald P. Hileman	2019	$495,000	$—	$272,174	$301,214	$34,046	$1,102,434
President & Chief Executive Officer of First Defiance and Chief Executive Officer of First Federal; CEO of First Insurance Group of the Midwest, Inc.	2018 2017	472,500 430,000	— —	288,362 250,527	241,755 246,047	34,023 27,168	1,034,640 954,207

Kevin T. Thompson (1)	2019	$86,071	$—	$—	$21,823	$9,975	$117,869
Executive Vice President & Chief Financial Officer of First Defiance and First Federal	2018 2017	238,608 231,658	— —	113,385 111,745	94,954 88,751	17,754 16,690	464,701 448,843

Paul D. Nungester (2)	2019	$270,000	$—	$115,461	$127,788	$13,277	$526,526
Executive Vice President & Chief Financial Officer of First Defiance and First Federal

Sharon L. Davis (3)	2019	$176,057	$—	$75,284	$81,336	$11,313	$343,991
Executive Vice President & Chief Human Resource Officer

John R. Reisner (4)	2019	$210,749	$—	$90,830	$92,096	$14,452	$408,127
Executive Vice President & Chief Risk Officer and Legal Counsel of First Defiance and First Federal	2018 2017	205,564 194,847	— —	95,383 93,981	82,235 79,169	14,173 13,811	397,355 381,808

Dennis E. Rose	2019	$178,869	$—	$54,645	$60,469	$15,476	$309,459
Executive Vice President & Director of Strategy Management	2018 2017	173,806 167,988	— —	58,999 57,904	49,404 50,228	15,823 14,835	298,032 290,955

(1)	Mr. Thompson retired on April 30, 2019.
(2)	Mr. Nungester was appointed to the position of Chief Financial Officer on May 1, 2019, upon Mr. Thompson’s retirement.
(3)	Ms. Davis was appointed Chief Human Resources Officer on the effective date of the Merger, January 31, 2020.
(4)	Mr. Reisner retired on the effective date of the Merger, January 31, 2020.
(5)

The amounts in column (e) reflect the aggregate grant date fair value of the shares granted under the Incentive Compensation Plan and the relevant year’s long-term incentive compensation awards, as computed in accordance with FASB ASC Topic 718, based upon the probable outcomes. Assumptions used in the calculations are not materially different from the amounts included in Note 20 to our audited financial statements for the fiscal year ended December 31, 2019, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2020. If maximum results are achieved under the Incentive Compensation Plan for the 2019 long-term incentive compensation awards, the value of such payout under these awards at the grant date would be as follows: Mr. Hileman 15,336 shares, or $375,885; Mr. Thompson 6,084 shares, or $149,119, Mr. Nungester 6,506 shares, or $159,462; Ms. Davis 3,636 shares, or $89,118; Mr. Reisner 5,118 shares, or $125,442; Mr. Rose 3,079 shares, or $75,466, with all awards paid in First Defiance shares.

(6)

The amounts in column (f) reflect the cash short-term incentive awards earned by the named individuals with respect to performance during the applicable fiscal year, as discussed in further detail under the heading “2019 Short-Term Executive Incentive Compensation” above.

(7)	The amount shown as “All Other Compensation” includes the following perquisites and personal benefits:

Name	Club Membership	Relocation Assistance	Automobile Allowance or Personal Use of Company Automobile	401(k) Match	Value of Life Insurance	Employee Stock Purchase Plan Match (a)	Company Deferred Compensation Plan Contribution	Total
Donald P. Hileman	$—	$—	$—	$11,200	$4,316	$60	$18,470	$34,046
Kevin T. Thompson	$—	$—	$—	$7,334	$841	$1,800	$—	$9,975
Paul D. Nungester	$—	$—	$—	$11,200	$277	$1,800	$—	$13,277
Sharon L. Davis	$—	$—	$—	$9,338	$175	$1,800	$—	$11,313
John R. Reisner	$—	$—	$—	$11,200	$1,527	$1,725	$—	$14,452
Dennis E. Rose	$—	$—	$6,165	$8,859	$452	$—	$—	$15,476

(a)

All of our employees, including the Named Executive Officers, are eligible to participate in the First Defiance Financial Corp. Employee Investment Plan (the “ESPP”). The ESPP is a means for all employees to purchase FDEF shares at the current market price at the time of purchase through regular payroll deductions. We will contribute an amount equal to 15% of each of the participating employee’s actual payroll deductions up to $150 per month. The employee specifies the amount to be withheld from his/her pay with a minimum of $30 per month and a maximum of $5,000 per month.

2019 Grants of Plan-Based Awards

During 2019, we made awards to Named Executive Officers as part of short-term and long-term incentive compensation under the Incentive Compensation Plan, as described above. The short-term incentive compensation awards provide for cash payments. The long-term incentive compensation awards are made in RSUs and settled in FDEF shares.

Name	Grant Date	Date Approved by Compensation Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (Shares/ Units)	Target (Shares/ Units)	Maximum (Share/ Units)	Grant Date Fair Value of Stock Awards
Donald P. Hileman	01/01/19	12/29/18	$111,375	$222,750	$334,125	5,061	10,122	15,336	$272,174
Kevin T. Thompson	01/01/19	12/29/18	$44,189	$88,378	$132,567	2,008	4,015	6,084	$5,564
Paul D. Nungester	01/01/19	12/29/18	$47,250	$94,500	$141,750	2,147	4,294	6,506	$115,461
Sharon L. Davis	01/01/19	12/29/18	$30,810	$61,620	$92,430	1,400	2,800	4,242	$75,284
John R. Reisner	01/01/19	12/29/18	$37,167	$74,334	$111,501	1,689	3,378	5,118	$90,830
Dennis E. Rose	01/01/19	12/29/18	$22,359	$44,717	$67,076	1,016	2,032	3,079	$54,645

(1)	Short-term incentive awards granted in 2019 pursuant to the Incentive Compensation Plan, as described above.
(2)	Long-term incentive awards granted in the form of RSUs in 2019 under the Incentive Compensation Plan, as described above.

Outstanding Equity Awards at Fiscal Year-End 2019

The following table provides information concerning unexercised options and non-vested stock awards for each Named Executive Officer outstanding as of the end of the most recently completed fiscal year.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(1)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Donald P. Hileman	—	—	$—	—	—	$—	22,382	$704,809
Kevin T. Thompson	—	—	$—	—	—	$—	—	$—
Paul D. Nungester	—	—	$—	—	—	$—	4,711	$148,349
Sharon L. Davis	—	—	$—	—	—	$—	6,246	$196,687
John R. Reisner	—	—	$—	—	—	$—	7,436	$234,160
Dennis E. Rose	—	—	$—	—	—	$—	4,538	$142,902

(1)

These restricted stock units were granted as long-term incentive compensation awards pursuant to the Company’s Incentive Compensation Plan. The numbers of restricted stock units vesting at December 31, 2020, are as follows: Mr. Hileman 11,277, Ms. Davis 3,174, Mr. Reisner 3,730 and Mr. Rose 3,174. The numbers of restricted stock units vesting at December 31, 2021, are as follows: Mr. Hileman 11,105, Mr. Nungester 4,711, Ms. Davis 3,072, Mr. Reisner 3,706 and Mr. Rose 2,230.

Option Exercises and Stock Vested In 2019

The following table provides information concerning exercises of stock options and vesting of stock awards during the most recently completed fiscal year for each of the Named Executive Officers on an aggregated basis. The table reports the number of shares for which the options were exercised or vested and the aggregate dollar value realized upon exercising those options or when the stock awards became vested. No options were exercised during 2019.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Donald P. Hileman	—	$—	10,835	$341,194
Kevin T. Thompson	—	$—	3,585	$105,793
Paul D. Nungester	—	$—	—	$—
Sharon L. Davis	—	$—	1,629	$51,297
John R. Reisner	—	$—	3,649	$114,907
Dennis E. Rose	—	$—	2,248	$70,790

Nonqualified Deferred Compensation

Pursuant to the First Defiance Deferred Compensation Plan, certain executives, including our Named Executive Officers, as well as our directors may defer receipt of up to 80% of their base compensation and up to

100% of non-equity incentive plan compensation and, in the case of directors, up to 100% of directors’ fees. Deferral elections are made by eligible executives or directors in December of each year for amounts to be earned in the following year.

Amounts deferred in the First Defiance Deferred Compensation Plan may be invested in any funds available under the Plan. The rates of return of each fund are at market.

Benefits under the First Defiance Deferred Compensation Plan are generally paid beginning in the year following the executive’s retirement or termination. However, the Plan has provisions for scheduled “in-service” distributions from the Plan, and it also allows for hardship withdrawals upon the approval of the Committee. Retirement benefits are paid either in a lump sum or in scheduled installment payments when the executive’s termination is considered a retirement. All other distributions are made in lump sum payments.

The following table provides information with respect to our Named Executive Officers’ participation in the First Defiance Deferred Compensation Plan. None of our Named Executive Officers, except Mr. Hileman, received a withdrawal or distribution under the Plan.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year (1)($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End (2)($)
Donald P. Hileman	$16,769	$18,470	$25,272	$(35,930)	$132,904
Kevin T. Thompson	$2,166	$—	$120	$(7,401)	$—
Paul D. Nungester	$—	$—	$—	$—	$—
Sharon L. Davis	$—	$—	$—	$—	$—
John R. Reisner	$—	$—	$—	$—	$—
Dennis E. Rose	$—	$—	$9,912	$—	$47,623

(1)	These amounts are included in the All Other Compensation column of the Summary Compensation Table.
(2)	All amounts except Aggregate Earnings have been reported as compensation in the Summary Compensation Table in previous years.

Potential Payments Upon Termination or Change in Control

The discussion below summarizes the estimated payments to be made under each contract, agreement, plan or arrangement that provides for payments to a Named Executive Officer at, following, or in connection with any termination of employment including by resignation, severance, retirement, disability or a constructive termination, by a change of control of the Company, or by a change in the Named Executive Officer’s responsibilities (that may not result in a termination of employment).

Payments Made Upon Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, the executive is entitled to receive amounts earned during the term of employment. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	amounts contributed under the First Defiance Deferred Compensation Plan;

•	unused vacation pay;

•	amounts accrued and vested through our 401(k) Plan; and

•	the ability to exercise outstanding vested options for up to 3 months after termination (but not longer than the original term).

Payments Made Upon Retirement

In the event of retirement of a Named Executive Officer, in addition to the items identified above, the executive will be entitled to the following:

•	accelerated vesting of all outstanding unvested stock options and the ability to exercise all outstanding options for up to five years after retirement (but not longer than the original term);

•	accelerated vesting of all outstanding restricted stock;

•

accelerated vesting of a portion of outstanding restricted stock units calculated based on the actual performance of the Company and its peer group through the fiscal quarter ending closest to the date of such retirement; and

•

executives who meet minimum age and years of service requirements are entitled to continue to participate in our health and welfare benefits. These benefits are the same as retiree medical benefits offered to all of our employees and are more fully described in Note 16 to the Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2019.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the Named Executive Officer will receive benefits under our disability plan or payments under our life insurance plans, as appropriate. A Named Executive Officer who dies or becomes disabled prior to retirement will have one year after death or disability (or the original term, if shorter) to exercise all outstanding stock options.

Payments Made Upon Termination without Cause or for Good Reason

At December 31, 2019, Mr. Hileman and Mr. Nungester each had an employment agreement with First Defiance and First Federal (the “2019 Employment Agreements”). The Employment Agreements provide that, if the executive’s employment is terminated outside of a change in control by us (other than termination for cause or by reason of death, disability or retirement) or if he terminates his employment for “good reason” (as defined in the Employment Agreements), in addition to the benefits listed under the heading “Payments Made Upon Termination,” he will receive a lump sum severance payment of the sum of his current annual base salary and the average of the annual short-term cash bonus payable to him for the five years preceding the date of termination. Mr. Hileman entered into a new employment agreement with First Defiance and First Federal, which became effective upon the closing of the Merger. The new employment agreement has been filed with the SEC and was described in the proxy statement related to the shareholder approval of the Merger.

Payments Made Upon a Change in Control

Under the Employment Agreements, if Mr. Hileman or Mr. Nungester’s employment is terminated within six months prior to or one year after a change in control (other than termination by us for cause or by reason of death, disability or retirement) or if the executive terminates his employment for “good reason” (as defined in the Employment Agreements), in addition to the benefits listed under the heading “Payments Made Upon Termination,” such executive will receive a lump sum severance payment of 2.99 times the sum of his current annual base salary and the average of the annual short-term cash bonus payable to him for the five years preceding the date of termination. In addition, the Employment Agreements provide that the executive is entitled to continued participation in medical, dental and vision insurance benefits for the lesser of 1 year after the termination or until he becomes eligible to participate in comparable benefits as an employee of another employer.

As of December 31, 2019, each of Ms. Davis and Mr. Reisner had a change of control and non-compete agreement with First Defiance and First Federal. Mr. Reisner’s employment ended upon the completion of the

Merger, and he was compensated in accordance with his change of control and non-compete agreement. These agreements provide that if the executive’s employment is terminated within six months prior to or one year after a change of control (other than termination by us for cause or by reason of death, disability or retirement) or if the executive terminates his or her employment for “good reason” (as defined in the agreements), in addition to the benefits listed under the heading “Payments Made Upon Termination,” such executive would receive a lump sum severance payment of two times the sum of the executive’s current annual base salary and the average of the annual short-term cash bonus payable to the executive for the five years preceding the date of termination. In addition, the agreements provided that the executive is entitled to continued participation in health insurance benefits for the lesser of one year after the termination or until the executive becomes eligible to participate in comparable benefits as an employee of another employer.

Mr. Rose has a change of control and non-compete agreement with First Defiance and First Federal. Under the terms of this agreement, in the event his employment is terminated within six months prior to a change of control or within one year after a change of control, he is entitled to receive an amount equal to his annual salary most recently set prior to the occurrence of the change in control. In addition, the agreement provides that Mr. Rose will be entitled to continued participation in health insurance benefits for the lesser of one year after the termination or until the executive becomes eligible to participate in comparable benefits as an employee of another employer.

Generally, pursuant to the foregoing employment and change of control agreements, a change of control has the meaning set forth in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended. As a condition to receiving payments under the employment and change of control agreements, each executive must execute a general release of claims.

All of the Named Executive Officers’ unvested stock options will automatically vest and become exercisable in the event of a change in control. Further, all or a portion of the individual’s unvested restricted stock and unvested restricted stock units will vest in the event that the individual is terminated without cause after a change in control but before the end of the performance period covered by the restricted stock or restricted stock unit award. The portion of the unvested restricted stock and unvested restricted stock units that vests is the greater of (a) the number of shares that would have vested if the individual had been employed for the full performance period and the target level of performance had been achieved for each performance goal, and (b) the number of shares that would vest based on the actual performance of the company and its peer group through the fiscal quarter ending closest to the date of such termination. Such unvested restricted stock and restricted stock units do not vest in the event of termination for reasons other than retirement, death or disability, even if such termination is for “good reason.”

The table below summarizes the estimated payments set forth in the agreements described above. The amounts shown assume that such termination was effective as of December 31, 2019, and, thus, include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.

Executive Benefits and Payments upon Termination	Voluntary Termination	For Cause Termination	Involuntary Not for Cause Or Voluntary Good Reason Termination	Involuntary Change of Control Termination (CIC)	Death	Disability
Donald P. Hileman
Severance	—	—	$723,049	$2,178,630	—	—
Accelerated vesting of equity awards	—	—	—	$704,809	—	—

Kevin T. Thompson
Severance	—	—	—	—	—	—
Accelerated vesting of equity awards	—	—	—	—	—	—

Paul D. Nungester
Severance	—	—	$319,246	$976,550	—	—
Accelerated vesting of equity awards	—	—	—	$148,349	—	—

Sharon L. Davis
Severance	—	—	—	$508,389	—	—
Accelerated vesting of equity awards	—	—	—	$196,687	—	—

John R. Reisner
Severance	—	—	—	$598,684	—	—
Accelerated vesting of equity awards	—	—	—	$234,160	—	—

Dennis E. Rose
Severance	—	—	—	$194,842	—	—
Accelerated vesting of equity awards	—	—	—	$142,902	—	—

PROPOSAL 2

Non-Binding Advisory Vote on Executive Compensation

Our shareholders have an opportunity to approve, in a non-binding advisory vote, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. Our Named Executive Officers are those individuals included in the Summary Compensation Table on page 35 in this Proxy Statement. The compensation being approved is the compensation required to be disclosed in this Proxy Statement by the rules of the SEC, including the compensation described in the Compensation Discussion and Analysis, accompanying tables and any related material disclosed in this Proxy Statement.

The Board has structured our executive compensation program with the following objectives in mind: compensation should be directly linked to corporate operating performance, and all officers should receive fair and equitable compensation for their respective levels of responsibility and supervisory authority compared to their peers within the Company as well as their peers within the financial services industry. The Board urges you to read the “Compensation Discussion and Analysis” starting on page 24 of this Proxy Statement and the related compensation tables and narrative through page 41.

The Board is asking you to approve the following resolution, which will be submitted for a shareholder vote at the Annual Meeting:

“Resolved, that the shareholders approve the compensation of First Defiance’s named executive officers as named in the Summary Compensation Table of the Company’s 2020 Proxy Statement, as described in the ‘Compensation Discussion and Analysis,’ the compensation tables and the related disclosure contained on pages 24 - 41 in the Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board, overrule any decision made by the Board, or create or imply any additional fiduciary duty by the Board. The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Your Board Recommends That You

Vote FOR the Approval of our Executive Compensation.

BENEFICIAL OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information about the only persons known to the Company to own beneficially more than 5% of our outstanding common shares, as of December 31, 2019:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership
	Shares Owned		Percent of Class Outstanding
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road Austin, Texas 78746	1,617,763	(a)	8.2	% (a)

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	2,023,138	(b)	10.3	% (b)

(a)

As of December 31, 2019, and based on a Schedule 13G/A filed with the SEC on February 12, 2020, Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, possesses sole voting power over 1,551,205 shares and sole dispositive power over 1,617,763 shares. All shares reported are owned by the funds for which Dimensional serves as investment advisor, and Dimensional disclaims beneficial ownership of such securities.

(b)

As of December 31, 2019, and based on a Schedule 13G/A filed with the SEC on February 4, 2020, BlackRock, Inc., possesses sole voting power over 1,959,909 shares and sole dispositive power over 2,023,138 shares.

BENEFICIAL OWNERSHIP OF MANAGEMENT

The following table includes, as of the Voting Record Date, certain information as to the FDEF shares beneficially owned by (i) each director and nominee, (ii) the Named Executive Officers, and (iii) all of our directors and executive officers as a group.

Name of Beneficial Owner (a)	Amount and Nature of Beneficial Ownership
	Shares Owned		Percent of Class Outstanding (b)
Marty E. Adams	76,407		—
Zahid Afzal	39,605	(c)	—
Louis M. Altman	23,786	(d)	—
Terri A. Bettinger	2,102		—
John L. Bookmyer	27,330	(e)	—
Lee Burdman	60,117	(f)	—
Sharon L. Davis	10,126	(g)	—
Donald P. Hileman	71,664		—
Jean A. Hubbard	14,472		—
Charles D. Niehaus	12,393		—
Paul D. Nungester	6,646		—
John R. Reisner	6,197		—
Mark A. Robison	7,676		—
Dennis E. Rose	36,704		—
Richard J. Schiraldi	80,226	(h)	—
Gary M. Small	66,775	(i)	—
Samuel S. Strausbaugh	20,331		—
Kevin T. Thompson	0		—
All current directors and executive officers as a group (20 persons)	617,657	(j)(k)	1.64%

(a)	Each of the directors and executive officers may be contacted at the address of First Defiance.
(b)	If no percent is provided, the number of shares is less than 1% of the total outstanding FDEF shares.
(c)	Includes 1,486 shares issuable pursuant to currently exercisable stock options.
(d)	Includes 965 shares held in a trust over which Mr. Altman’s spouse serves as trustee and 20,877 shares jointly owned with Mr. Altman’s spouse.
(e)	Includes 24,878 shares jointly owned with Mr. Bookmyer’s spouse.
(f)

Includes 5,572 shares owned by Purple Burd Limited Partnership, and 14,860 shares owned by Kenneth Burdman Marital Exempt Trust, over all of which Mr. Burdman has shared voting and investment power, and 5,572 shares owned by Mr. Burdman’s spouse.

(g)	Includes 9,795 shares jointly owned with Ms. Davis’ spouse.
(h)	Includes 19,917 shares issuable pursuant to currently exercisable stock options.
(i)	Includes 18,575 shares issuable pursuant to currently exercisable stock options.
(j)	Includes shares owned by Mr. Garrity, Mr. Liuzzi, Mr. Nohra, and Mr. Young and excludes shares owned by Mr. Reisner and Mr. Thompson.
(k)	See Footnotes (c)-(i).

RELATED PERSON TRANSACTIONS

All of our directors and executive officers have commercial, consumer or mortgage banking relationships with First Federal and a number have insurance relationships through First Defiance’s wholly-owned subsidiary, First Insurance Group of the Midwest, Inc. (“First Insurance”). All loan and deposit relationships with our directors and executive officers (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans or deposits with persons not related to First Federal; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

We have a policy that covers all loans to our directors and executive officers. In accordance with that policy, any loan request for directors or executive officers that, when aggregated with other extensions of credit from First Federal exceeds $500,000 requires prior approval of the Board. Loans to executive officers, which when aggregated with existing extensions of credit are less than $500,000, do not require prior approval of the Board, but must be reported at the next Board meeting. Loans to directors, which when aggregated with existing extensions of credit are less than $500,000, do not require Board approval and are not required to be reported to the Board at the next Board meeting. However, all loan transactions with related persons are reviewed by the Audit Committee and reported to and ratified by the full Board.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the 1934 Act requires our executive officers and directors, and persons who own more than ten percent of our shares, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to provide us with a copy of such form. Based on our review of the copies of such forms it has received, we believe that our executive officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2019, except that each of Charles D. Niehaus, Timothy K. Harris, Thomas K. Herman, Thomas A. Reineke and Vincent J. Liuzzi filed one late Form 4 reporting one transaction per Form 4.

PROPOSAL 3

Ratification of the Appointment of Crowe LLP as Our Independent Registered Public Accounting Firm for 2020

The Audit Committee has selected Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. The Board is requesting that our shareholders ratify this selection. If our shareholders do not ratify the selection of Crowe, the Audit Committee may reconsider its selection. The Audit Committee expects that a representative from Crowe will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions from shareholders.

Your Board Recommends That You Vote FOR ratification of Crowe.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Crowe was our independent registered public accounting firm for the fiscal years ended December 31, 2019, 2018 and 2017, and has reported on our consolidated financial statements.

Audit Fees

The following table sets forth the aggregate fees that we paid to Crowe for audit and non-audit services in 2019 and 2018. The table lists audit fees, audit-related fees, tax fees and all other fees.

Services Rendered	2019	2018
Audit Fees	$412,235	$357,000
Audit-Related Fees	56,450	47,120
Tax Fees	61,790	78,085
All Other Fees	13,205	—

Total fees paid	$543,680	$482,205

Audit-related fees relate to services for acquisition services, employee benefit plan audits and the audits of the captive insurance company. Tax fees consist of fees related to the preparation of tax returns and consulting services relating to the company’s prepared tax model and low income housing tax credits. All other fees consist of a benchmarking analysis and an accounting research tool subscription.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of four directors, all of whom are considered “independent” under NASDAQ listing standards.

The Audit Committee oversees First Defiance’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviews the effectiveness of First Defiance’s system of internal controls, including a review of the process used by management to evaluate the effectiveness of the system of internal control.

The Audit Committee reviewed with Crowe its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed under their professional standards. The Audit Committee received the written disclosures and the letter from Crowe required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with Crowe its independence from management and the Company, including the matters required to be discussed by Auditing Standard No. 1301, and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee also pre-approved all professional services provided to the Company by the independent registered public accounting firm.

The Audit Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held three meetings during 2019.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC. The Audit Committee and the Board have also approved the selection of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

Samuel S. Strausbaugh, Chairman

Louis M. Altman

Mark A. Robison

Richard J. Schiraldi

March 12, 2020

OTHER MATTERS

Each proxy confers discretionary authority on the Board to vote the proxy for the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The Company will pay the costs of this proxy solicitation, including the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries who are record holders of shares not beneficially owned by them, for forwarding the proxy materials to, and obtaining proxies from, the beneficial owners of our shares entitled to vote at the Annual Meeting. In addition to solicitations by mail, our directors, officers and employees may solicit proxies personally or by telephone without additional compensation for such solicitations.

SHAREHOLDER PROPOSALS

Any proposal which a shareholder wishes to have included in the proxy solicitation materials to be used in connection with the next annual meeting of shareholders of First Defiance must be received at the main office of First Defiance no later than November 24, 2020. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the 1934 Act, it will be included in the proxy statement and set forth on the form of proxy issued for the next annual meeting of shareholders. In addition, if a shareholder intends to present a proposal at the 2021 Annual Meeting of Shareholders of First Defiance without including the proposal in the proxy solicitation materials relating to that meeting, and if the proposal is not received by March 1, 2021, then the proxies designated by the Board of Directors of First Defiance for the 2021 annual meeting may vote proxies in their discretion on any such proposal without mention of such matter in the proxy solicitation materials or on the proxy card for such meeting.

ANNUAL REPORTS AND FINANCIAL STATEMENTS

Our shareholders as of the Voting Record Date are being provided with a copy of our Annual Report to Shareholders and Form 10-K for the year ended December 31, 2019 (“Annual Report”). Included in the Annual Report are the consolidated financial statements of First Defiance as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, prepared in accordance with generally accepted accounting principles, and the related reports of our independent registered public accounting firm. The Annual Report is not a part of this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Donald P. Hileman,

Chief Executive Officer

March 16, 2020

Defiance, Ohio

FIRST DEFIANCE FINANCIAL CORP. ATTN: DONALD P. HILEMAN 601 CLINTON STREET P.O. BOX 248 DEFIANCE, OH 43512 SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 27, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/fdef2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D01644-P33924 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY FIRST DEFIANCE FINANCIAL CORP. For All Withhold All Except For All The Board of Directors recommends you vote FOR the following nominees: 1. Election of Directors ! ! ! Nominees: 01) Lee Burdman 02) Jean A. Hubbard 03) Charles D. Niehaus 04) Mark A. Robison 05) Richard J. Schiraldi The Board of Directors recommends you vote FOR the following proposals: 2. To consider and approve on a non-binding advisory basis the compensation of First Defiance’s named executive officers. ! ! ! 3. To consider and vote on a proposal to ratify the appointment of Crowe LLP as the independent registered public accounting firm for First Defiance for ! ! ! the fiscal year 2020. NOTE: The undersigned shareholder(s) authorize(s) the individuals designated in this proxy to vote, in their discretion, to the extent permitted by applicable law, upon such other matters as may properly come before the meeting or any adjournment thereof. For Against Abstain For address changes and/or comments, please check this box and write them ! on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: First Defiance Financial Corp.’s Notice, Proxy Statement and 2019 Annual Report to Shareholders are available at www.proxyvote.com. D01645-P33924 THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST DEFIANCE FINANCIAL CORP. ANNUAL MEETING OF SHAREHOLDERS April 28, 2020 at 1:00 p.m., Eastern Time The undersigned hereby appoints the Board of Directors of First Defiance Financial Corp. (the “Company”) as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned on March 4, 2020, at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/fdef2020, on Tuesday, April 28, 2020, at 1:00 p.m., Eastern Time, and any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side